Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference, in the Registration Statements on Form S-8 (Nos. 333-202709, 333-194634, 333-187206, 333-180334 and 333-172409) pertaining to the 2011 Equity Incentive Plan and 2011 Employee Stock Purchase Plan of AcelRx Pharmaceuticals, Inc. and in the Registration Statements on Form S-3 (Nos. 333-196089, 333-190003, 333-183237 and 333-182245) of AcelRx Pharmaceuticals, Inc. and in the related prospectuses, of our reports dated March 7, 2016, with respect to the consolidated financial statements of AcelRx Pharmaceuticals, Inc., and the effectiveness of internal control over financial reporting of AcelRx Pharmaceuticals, Inc. included in this Annual Report on Form 10-K of AcelRx Pharmaceuticals, Inc. for the year ended December 31, 2015.

/s/ OUM & CO. LLP

San Francisco, California

March 7, 2016